# COLLABORATIVE RESEARCH AGREEMENT

This Agreement (the "Agreement") is made by and between the University of Kansas, through its University of Kansas Medical Center having a place of business at 3901 Rainbow Boulevard, Kansas City, KS 66160, (hereinafter referred to as "KUMC"), and Stella Diagnostics, Inc. having a place of business at 50 West Broadway, Suite 300, Salt Lake City, Utah 84101 (hereinafter referred to as "Company"). This Agreement is made effective as of the last signature date (hereinafter referred to as the "Effective Date").

**WHEREAS,** KUMC possesses certain human biological samples, data, and has the right and is willing to provide Company with quantities of such samples and data for use in research as set forth herein.

**WHEREAS,** Company desires to collaborate with KUMC to conduct research according to a research plan and any related amendments entitled "Mass spectroscopy analysis of proteomic biomarkers in Barrett's esophagus tissue with no history of cancer versus Barrett's esophagus tissue with a history of cancer" (the "Research"), IRB Application # STUDY00146451 attached hereto as Exhibit A and incorporated herein by reference.

**NOW, THEREFORE**, in consideration of the premises and the mutual promises and covenants expressed herein, the parties agree as follows:

1. **DEFINITIONS:**

1.1 "Applicable Law" means all applicable laws, regulations, guidelines and ethical standards, and generally-accepted practices governing the sourcing, handling, storage, banking, transport, use, disposal, releasing, transferring, disposal, import or export of Samples and associated data including laws, regulations and guidelines governing data protection and privacy, including without limitation, HIPAA.

1.2 "Clinical Data" means clinical data associated with the Samples that are provided by KUMC to Company.

1.3 "De-identified" means biological samples and/or patient data that comply with the de-identification requirements at 45 C.F.R. § 164.514(b) of the Administrative Simplification subtitle of the Health Insurance Portability and Accountability Act of 1996, as amended, and its implementing regulations (45 C.F.R. parts 160 to 164) (collectively, "HIPAA").

1.4 "Party" means KUMC or Company, as applicable, and "Parties" means, collectively, KUMC and Company.

1.5 "Principal Investigator" shall mean Dr. Ajay Bansal.

1.6 "Research" means those research purposes for which the Parties intend to use the Samples and KUMC Data as set forth in Exhibit A.

1.7 "Research Data" means the data derived from the Samples as listed in Exhibit A (which Exhibit may be modified from time to time by written agreement of the Parties).

1.8 "Samples" means the biologic samples listed in Exhibit A (which Exhibit may be modified from time to time by written agreement of the Parties).

2. **SUPPLY OF SAMPLES TO COMPANY.**

2.1 KUMC shall provide Company with quantities of Samples that are De-Identified for use in the Research.

2.2 The Company shall supply the dates of delivery for the Samples and KUMC Data to be supplied hereunder.

3. **PERMITTED USE AND DISTRIBUTION OF TISSUE.**

3.1 KUMC hereby grants to Company the right to use the Samples according to the terms of this Agreement for the Research. KUMC agrees to make the Samples available to Company on the following conditions: (a) The Samples are owned by KUMC; (b) Company has no rights to the Samples other than the specific use in the Research; (c) The Samples may only be used by the Company other contracted party ("Designee") who agrees to comply with the same restrictions and conditions set forth in this Agreement to perform tests as defined in the KUMC Institutional Review Board (IRB) approved Research and may not be stored for future unspecified use; (d) The Samples may not be sold; nor transferred or access offered to any third party, except a Designee; (e) Company shall not attempt to re-identify any of the Samples to the identity of the research subject or contact the research subject; (f) At the conclusion of the Research, the unprocessed Samples are either returned to KUMC or destroyed and confirmation of destruction provided upon KUMC's written request; and (g) Any future use of the Samples not contemplated by this Agreement and the exhibits hereto requires an amendment to this Agreement and may require additional patient consent as directed by the IRB. The Company agrees to accept responsibility for any and all subcontractors engaged by the Company who may provide services using the Samples under this Agreement.

3.2 Company agrees:

(a) to comply with all Applicable Law with respect to handling, storing, banking, transporting, using and disposing of the Samples;

(b) to handle, store, bank, transport, use and dispose the Samples solely for purposes of the Research in accordance with the provisions of this Agreement and KUMC's instructions and not further to process the Samples in any other manner, unless in accordance with written instructions or consent from KUMC;

(c) not to transfer, distribute or release Samples to any person other than the officers, employees, or agents of Company only in accordance with Applicable Law;

(d) to notify KUMC immediately if Company becomes aware that the Samples includes information that either directly or indirectly, personally identifies or could be used to personally identify an individual or otherwise constitutes "protected health information" as defined at 45 C.F.R. § 160.103;

(e) the obligations to protect the privacy of a Limited Data Set is continuous and survives any termination, cancellation, expiration or other conclusion of this Agreement.

3.3 Company shall ensure that its employees, officers and agents who work with any of the Samples pursuant to this Agreement use, handle and store the Samples in compliance with this Agreement and all Applicable Laws.

3.4 Company shall provide KUMC with the full data and results for any testing performed by Company on the Samples and the Research Data hereunder, which KUMC may use for data presentations, abstract submissions, peer-review publications in collaboration with The Company.

4. **BUDGET**

Budget and payment terms attached as Exhibit B.

5. **OBLIGATIONS, REPRESENTATIONS AND WARRANTIES.**

5.1 KUMC represents and certifies that the Samples have been or will be collected pursuant to all Applicable Laws, regulations, and government guidelines and that it has the authority to provide, and has obtained all necessary consents and has complied with all Applicable Laws necessary to provide the Samples Company hereunder, and to permit Company to use the Samples Data as contemplated by this Agreement.

5.2 KUMC certifies and represents that all employees and representatives engaged in the sourcing, handling, preparation and supply of the Samples pursuant to KUMC's

obligations under this Agreement are appropriately qualified and trained individuals and either are, or operate under the supervision of, a clinically competent technical staff.

6. **PUBLICITY/USE OF NAME.**

Neither party shall use the names or trademarks of the other party or of any of the other party's affiliated entities in any advertising, publicity, endorsement, or promotion unless the other party has provided prior written consent for the particular use contemplated. Notwithstanding the foregoing, the Company shall be permitted, absent prior written consent from KUMC, to make any necessary filings in accordance with securities laws, the rules of its principle trading market or any equivalent. The terms of this section survive the termination, expiration, non-renewal, or rescission of this Agreement.

7. **TITLE; INTELLECTUAL PROPERTY RIGHTS.**

All KUMC rights, title, and interest in and to the Samples and Clinical Data supplied hereunder shall remain with KUMC notwithstanding the transfer to and use by Company hereunder. It is expressly agreed that neither KUMC nor Company transfers by operation of this Agreement to the other party any right in or license to any patents, copyrights, data or other proprietary right owned as of the Effective Date of the Agreement or arising outside of this Agreement. All rights (including all intellectual property rights), title and interest in and to the results of the Research including but not limited to any and all Research Data shall be owned by Company. Company grants to KUMC a non-exclusive, royalty-free license to use the results and Research Data for its own internal research and educational purposes only.

8. **CONFIDENTIALITY.**

8.1 To facilitate the Research, the Parties may exchange proprietary, confidential information ("Confidential Information"). Each Party agrees to keep the other Party's Confidential Information in strict confidence and not to disclose it to any third party other than an affiliate, agent, representative or consultant informed of or bound by the obligations of confidentiality as set forth herein, or otherwise use the other Party's Confidential Information for any purpose other than as expressly permitted herein, without the prior written consent of the other Party. Accordingly, each Party agrees to treat the other Party's Confidential Information that it receives as it would its own proprietary information and to take reasonable precautions to prevent the unauthorized disclosure to any third party of such Confidential Information. The obligation of confidentiality shall not apply, however, to Confidential Information which:

(a) at the time of disclosure to the receiving Party, is published, known publicly or is otherwise in the public domain; or

(b) after disclosure to the receiving Party, is published or becomes publicly known or otherwise becomes part of the public domain through no fault of the receiving Party; or

(c) prior to the time of disclosure to the receiving Party, is known to the receiving Party, as evidenced by its written records; or

(d) has been or is disclosed to the receiving Party in good faith by a third party who was not, or is not, under any obligation of confidentiality or secrecy to the disclosing Party at the time of the third-party disclosure to the receiving Party; or

(e) is independently developed by or on behalf of the receiving Party without use of the Confidential Information, as evidenced by its written records.

8.2 All information marked confidential or otherwise identified as such supplied to the receiving Party in written, oral or recorded form shall be deemed to be confidential. All such Confidential Information shall at the disclosing Party's reasonable request be returned to it, except that one (1) copy of all Confidential Information may be retained by the receiving Party for the purpose of determining compliance hereunder.

8.3 Either Party may allow limited disclosure to a court only to the extent as required by order of court or another body of competent legal jurisdiction to be disclosed, provided that the receiving party promptly notifies the disclosing party of such legal requirement to provide an opportunity to intervene to limit or protect the disclosure.

8.4 For the avoidance of doubt, data and results generated in the course of conducting the Research (i) are not Confidential Information for publishing purposes in accordance with the publication section of this Agreement and (ii) may be described in the periodic reports filed by the Company with the Securities and Exchange Commission to extent such data or results have been published in accordance with the terms of this Agreement.

8.5 The obligations of the parties under this Article 8 shall continue until two (2) years from the expiration or termination of the Research, at which point such obligations shall terminate automatically in full.

9. **PUBLICATION.**

9.1 Company, KUMC and Principal Investigator mutually intend to co-author manuscripts for publication arising out of the Research. The final version of the co-authored scientific manuscript shall include a disclosure of Company's involvement in the preparation of the scientific manuscript, consistent with the ICMJE guidelines. The parties recognize and agree that in order to be listed as first author, Principal Investigator shall:

i. Meet the criteria established by International Committee of Medical

Journal Editors ("ICMJE") guidelines and;

ii. Have opportunity to guide, review, and modify the scientific manuscript throughout the development process and;

iii. Help ensure that the scientific manuscript is objective and unbiased.

Consistent with the requirements of 9.1 above, the parties agree that Principal Investigator will be the first or senior author on joint manuscripts and develop the first draft.

9.2 Subject to the terms of this Agreement, and in addition to the planned co-authored publication described in 9.1 above, KUMC and Principal Investigator shall have the right to independently publish the results of the Research and any background information provided by Company that is necessary to include in any publication of research results or necessary for other scholars to verify such research results. Prior to submission for any public disclosure of the data or results generated in accordance with this Agreement, including but not limited to disclosure of manuscripts, abstracts, posters and other materials (hereinafter, "Publication"), KUMC and/or Principal Investigator will provide Company with at least thirty (30) days for review of the Publication. Upon reasonable request, Company, will arrange expedited reviews for abstracts, poster presentations or other materials as appropriate. Notwithstanding the foregoing, no Publication that incorporates Company Confidential Information (excluding results of the Research) will be submitted for publication without Company's prior written consent. If requested in writing, KUMC and Principal Investigator will withhold such Publication for up to an additional sixty (60) days to allow for filing of a patent application or to implement revisions, improvements or further validation deemed necessary by the Company. KUMC certifies the compliance of all KUMC personnel involved with the Research with the provisions of this paragraph.

9.3 Company will credit KUMC, the Principal Investigator and all other applicable KUMC personnel involved with the Research as senior and/or co-authors in all advertising, press releases, promotional material, peer-reviewed publications, abstract submissions or otherwise of Research developed with the use of the KUMC Data shared pursuant to this Agreement, whether such publications include interim or final results or data.

10. **TERMINATION.**

Either Party may terminate this Agreement at any time upon thirty (30) days' prior written notice to the other Party. Within thirty (30) days after termination of this Agreement, Company shall return to KUMC, or at KUMC's written request, destroy all unused Samples that remain in Company's possession.

11. **INDEMNIFICATION.**

Company agrees to defend, indemnify and hold harmless KUMC and its affiliates, and their directors, officers, employees, agents and representatives from any third party loss, claim, damage or liability of any kind (each a "Claim") and associated expenses (including reasonable attorney's fees) arising out of Company's improper use, storage and handling of the Samples and KUMC Data provided hereunder. KUMC shall have no obligation to indemnify Company hereunder.

12. **ASSIGNMENT.**

Neither Party shall assign this Agreement to any third party or entity without the prior written consent of the other Party, and any purported assignment without such consent shall be void. Notwithstanding the foregoing, Company may assign its rights or obligations under this Agreement in connection with a merger or similar reorganization or sale of all or substantially all of its assets, without the prior written consent of KUMC. Notwithstanding the foregoing, Company shall notify KUMC of any such assignment.

13. **SURVIVAL.**

Termination of this Agreement by either party shall not affect the rights and obligations of the parties accrued prior to the date of the termination. Any rights or obligations set forth herein which by their nature are intended to extend beyond the term of the Agreement shall survive the expiration or termination of the Agreement.

14. **SEVERABILITY.**

If a court or other tribunal of competent jurisdiction should hold any term or provision of this Agreement to be excessive, invalid, void or unenforceable, the offending term or provision shall be deleted.

15. **RELATIONSHIP BETWEEN THE PARTIES.**

Both Parties, for all purposes related to this Agreement, shall be deemed as independent contractors. Nothing in this Agreement shall be deemed to create a relationship of employment or agency or to constitute the parties as partners or joint ventures.

16. **NO WAIVER.**

The failure of either Party to require performance by the other Party of any of that other Party's obligations hereunder shall in no manner affect the right of such Party to enforce the same at a later time. No waiver by any Party hereto of any condition, or of the breach of any provision, term, representation, certification, or warranty contained in this Agreement shall be deemed to be or construed as a further or continuing waiver of any

such condition or breach, or of any other condition or of the breach of any other provision, term, representation, or warranty hereof.

17. **NOTICES.**

Any notices given under this Agreement shall be in writing and shall be deemed delivered when sent by first-class mail, postage prepaid, at the addresses shown below (or any other address as the Parties may notify each other in writing):

For Company: Stella Diagnostics, Inc.
50 W Broadway
Suite 300
Salt Lake City, UT 84101
Attention: Dr. Joe Abdo
Email: joeabdo@stelladx.com

For KUMC: The University of Kansas Medical Center
3901 Rainbow Boulevard, MS 2012 (copy to MS 1039)
Kansas City, KS 66160
Attention: Office of Vice Chancellor for Research

For Principal Investigator: The University of Kansas Medical Center
3901 Rainbow Blvd., MS 1023
Kansas City, KS 66160
Attention: Dr. Ajay Bansal
Email: abansal@kumc.edu

18. **ENTIRE AGREEMENT; AMENDMENTS.**

This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes all past and contemporaneous agreements, promises, and understandings, whether oral or written, between the parties.

19. **INSURANCE.**

Company will maintain liability insurance or self-insurance sufficient to cover the obligations under this Agreement with coverage against loss from such risks and in such amounts as is customary for well-insured companies or institutions engaged in similar businesses or services, including comprehensive liability coverage. The University of Kansas Medical Center is an agency of the State of Kansas, and as such, claims against the University of Kansas Medical Center, the University of Kansas Medical Center Research Institute, Inc., the University of Kansas, or the Kansas Board of Regents, will be

pursued in accordance with and subject to the provisions of the Kansas Tort Claims Act, K.S.A. 75-6101 et seq.

20. **COMPLIANCE WITH LAWS.**

Nothing contained in this Agreement shall require or permit either Party to do any act inconsistent with the requirements of any applicable law, regulation or executive order, as the same may be in effect from time to time.

21. **GOVERNING LAW.**

This Agreement shall be governed by and construed in accordance with the laws of Kansas without regard to choice of law provisions.

22. **COUNTERPARTS.**

This Agreement may be executed in any number of counterparts which, when taken together, will constitute one original, and photocopy, facsimile, electronic, including digital signatures, or other copies shall have the same effect for all purposes as an ink-signed original. Each party hereto consents to be bound by photocopy, facsimile or electronic signatures of such party's representative hereto.

23. **EXPORT CONTROLS.**

The parties agree not to use or otherwise export or re-export anything exchanged or transferred between them pursuant to this agreement except as authorized by United States law and the laws of the jurisdiction in which it was obtained. In particular, but without limitation, items exchanged may not be exported or re-exported (a) into any U.S. embargoed countries or (b) to anyone on the U.S. Treasury Department's list of Specially Designated Nationals or the U.S. Department of Commerce Denied Person's List or Entity List. By entering into this Agreement, each party represents and certifies that they are not located in any such country or on any such list. Each party also agrees that they will not use any item exchanged for any purposes prohibited by United States law. In the event either party becomes aware of any suspected violations of this paragraph that party will promptly inform the other party of such suspected violation, and cooperate with the other party in any subsequent investigation and defense, be they civil or criminal.

**IN WITNESS THEREOF,** the Parties intending to be legally bound have caused this Agreement to be executed by their duly authorized officers or representatives.

**Stella Diagnostics, Inc.**

By: ______________________ Date: January 13th, 2021

Name: Joe Abdo

Title: Chief Executive Officer

**KUMC Clinic**

By: DocuSigned by: Lisa Hoebelheinrich ______________________ Date: 1/14/2021

Name: Lisa Hoebelheinrich

Title: Associate Vice Chancellor for Research Administration

Read and Understood

By: DocuSigned by: Ajay Bansal ______________________ Date: 1/13/2021

Name: Ajay Bansal, M.D.

Title: Principal Investigator

**Exhibit A**
**Research Plan**

**KUMC will provide the following Samples and KUMC Data to Company:**

All of this information can be found in the accepted IRB application - "Mass spectroscopy analysis of proteomic biomarkers in Barrett's esophagus tissue with no history of cancer versus Barrett's esophagus tissue with a history of cancer, IRB Application # STUDY00146451.

**Description of Research:**

All of this information can be found in the accepted IRB application - "Mass spectroscopy analysis of proteomic biomarkers in Barrett's esophagus tissue with no history of cancer versus Barrett's esophagus tissue with a history of cancer, IRB Application # STUDY00146451.

# Exhibit B
## Budget and Payment Terms

| Administrative Fees | Amount |
|---|---|
| Administrative Start-up fee | PI initiated/ n/a |
| Payor Coverage Analysis | n/a |
| Pharmacy start up fee | n/a |
| Pharmacy Annual Maintenance | n/a |
| Document storage fee | n/a |
| **IRB Fees (2016/2017)** | **Amount (Local)** |
| Administrative Start-up fee | $0.00 |
| PI Fee | $0.00 |
| IRB Prep Fee | $0.00 |
| | |
| | |
| | |

| Hourly Rates | | |
|---|---|---|
| Resource | funding source/hr | |
| Research Coordinator@110/hr | $1,100 | |
| Review/Retrieval of material per patient@$72 | $1,036.80 | |
| Recut block per patient@$15 | $432.00 | |
| Unstained slides per patient@$15 | $1,814.40 | |
| Principal Investigator@$250/hr | $5,000 | |
| Other Key Personnel | | |

**TOTAL START-UP COST** **$9,383.20**